Exhibit 10.14

ABP AL (MIDFIELD) LLC
AND THE OTHER PARTIES IDENTIFIED AS LANDLORDS HEREIN,

Landlord,

and

BLUELINX CORPORATION

Tenant

AMENDED AND RESTATED MASTER LEASE AGREEMENT

DATED:     as of October 26, 2004

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ARTICLE 24. BILLS AND NOTICES

ARTICLE 25. BROKER

ARTICLE 26. INDEMNITY

ARTICLE 27. ENVIRONMENTAL MATTERS; HAZARDOUS MATERIALS

ARTICLE 28. SUBSTITUTION OF PREMISES

ARTICLE 29. ADDITIONAL RIGHTS OF LANDLORD AND TENANT

ARTICLE 30. FINANCIAL REPORTING

ARTICLE 31. RELATIONSHIP AMONG THE LANDLORDS

ARTICLE 32. MISCELLANEOUS

EXHIBIT A – DESCRIPTION OF THE PROPERTY

EXHIBIT B – PERMITTED ENCUMBRANCES

EXHIBIT C – DEFINITIONS

EXHIBIT D – RENT PAYMENT DIRECTION LETTER

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AMENDED AND RESTATED MASTER LEASE AGREEMENT

THIS AMENDED AND RESTATED MASTER LEASE AGREEMENT (this “Lease”), dated as of October 26, 2004, is between ABP AL (MIDFIELD) LLC, a Delaware limited liability company with an office at 4300 Wildwood Parkway, Atlanta, Georgia, 30339, Attention:  Gary Cummings (“Landlord Agent”) and the parties identified as Landlords on the signature pages hereof (each, individually and collectively with Landlord Agent, “Landlord”), and BLUELINX CORPORATION, a Georgia corporation with an office at 4100 Wildwood Parkway, Atlanta, Georgia,  30339, Attention:  General Counsel (“Tenant”).

Landlord and Tenant hereby covenant and agree as follows:

ARTICLE 1.

BASIC LEASE PROVISIONS

Section 1.1.           This Section 1.1 sets forth the basic terms of this Lease and, as applicable, constitutes the definition of those terms as used in this Lease:

LAND:	The parcels of land more particularly described on Exhibit A to this Lease, individually and collectively.

IMPROVEMENTS:

Collectively, the buildings, structures, parking areas, driveways, access roads, railroad spur lines and related facilities (to the extent of Landlord’s interest therein), and other improvements and appurtenances now located or hereafter erected, located, attached to or placed in or on the Land, and any and all alterations, renewals and replacements thereof, additions thereto and substitutes therefor, except for Tenant’s Property (as defined in Exhibit C).

PREMISES:	The Land and all Improvements now or hereafter located thereon, individually and collectively.

COMMENCEMENT DATE:	The date of this Lease.

EXPIRATION DATE:	October 31, 2019.

TERM:	The period commencing on the Commencement Date and ending on the Expiration Date.

PERMITTED USES:

The use of the Premises by Tenant as a distribution center for the transaction of Tenant’s building products distribution business, and for warehousing and general office uses ancillary thereto, and for no other purpose.

All capitalized terms used in the text of this Lease without definition are defined in this Article 1 or in Exhibit C.

Section 1.2.           All of the Exhibits attached to this Lease are incorporated in and made a part of this Lease, but in the event of any conflict or inconsistency between the provisions of this Lease and the Exhibits, the provisions of this Lease shall control.  As used in this Lease: (a) the word “or” is not exclusive and the word “including” is not limiting, (b) references to a law include any rule or regulation issued under the law and any amendment to the law, rule or regulation, (c) whenever the words “include”, “includes”, or “including” appear, they shall be deemed to be followed by the words  “without limitation”, (d) personal pronouns shall be deemed to include the other genders and the singular to include the plural, and (e) all Article and Section references shall, unless otherwise expressly stated, be deemed references to the Articles and Sections of this Lease.  Wherever a period of time is stated in this Lease as commencing or ending on specified dates, such period of time shall be deemed (i) inclusive of such stated commencement and ending dates, and (ii) to commence at 12:00 A.M. Eastern Time on such stated commencement date and to end at 11:59 P.M. Eastern Time on such stated ending date.  Whenever a financial obligation is stated to be at a party’s expense, such obligation shall be at such party’s sole cost and expense.  The captions used in this Lease are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent of any provision hereof.

Section 1.3.           This Lease amends and restates in its entirety that certain Master Lease Agreement, dated as of May 7, 2004, between Landlord and Tenant, relating to the Premises.

ARTICLE 2.

PREMISES, TERM AND RENT

Section 2.1.           (a)  Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, for the Term and upon the terms, covenants and conditions set forth in this Lease, all of Landlord’s right, title and interest in and to the Premises, and any and all rights, privileges, easements and appurtenances now or hereafter appertaining, attaching or in any way belonging to or benefiting the Premises, subject only to (i) those matters described on Exhibit B attached hereto (collectively, the “Permitted Exceptions”), and (ii) all applicable Laws.

(b)           Landlord and Tenant agree that Landlord shall be deemed to have delivered possession of the Premises to Tenant and Tenant shall be deemed to have accepted possession of the Premises from Landlord immediately upon the Commencement Date.

Section 2.2.            (a)  Commencing on the Commencement Date, Tenant shall pay to or as directed by Landlord an annual rent for all of the Premises (“Fixed Rent”) in the amount of Nineteen Million Six Hundred Thousand and 00/100 Dollars ($19,600,000.00) per Lease Year ($1,633,333.34 per month); provided, however, that, on the sixth (6th) anniversary of the Commencement Date, Fixed Rent shall be increased, on a one-time-only basis, to reflect increases in the Consumer Price Index as provided herein.  Such Fixed Rent adjustment shall be calculated by multiplying the Fixed Rent for the initial Lease Year (the “Benchmark Year”) by the percentage increase in the Consumer Price Index, measured from the last month for which the Consumer Price Index was published immediately before the commencement of the Benchmark Year to the same month in the fifth (5th) Lease Year, cumulative and compounded.

In the event that there has been no increase in the Consumer Price Index since the last month before the Benchmark Year, then the Fixed Rent for the new Lease Year shall be increased by two percent (2.0%) over the Fixed Rent for the Benchmark Year.  The Fixed Rent for each Lease Year after the fifth (5th) Lease Year shall be the Fixed Rent for the Benchmark Year plus the increase calculated in accordance with this Section 2.2.  In no event shall the Fixed Rent for any Leased Premises following such adjustment be less than the Fixed Rent for such Leased Premises in effect immediately prior to such adjustment.

(b)           Tenant shall pay to or as directed by Landlord (i) Fixed Rent in equal monthly installments in advance on the fifteenth (15th) day of each calendar month during the Term, and (ii) Additional Rent as and when due and payable hereunder, at the office of Landlord or such other place as Landlord may designate, without notice or demand, and without any set-off, counterclaim, credit, abatement or deduction whatsoever, except as expressly set forth in this Lease.  Fixed Rent and Additional Rent shall be payable in lawful money of the United States, by check drawn upon a bank which is a member of the New York Clearinghouse Association, or on any other bank reasonably acceptable to Landlord, or by wire transfer of immediately available funds to an account designated by Landlord.  If the Commencement Date is not the fifteenth (15th) day of a calendar month, then the payment of Fixed Rent payable on the Commencement Date shall include both (x) the Fixed Rent for the calendar month immediately following the calendar month in which the Commencement Date occurs, and (y) Tenant shall pay Fixed Rent for the period from the Commencement Date through the fourteenth (14th) day of the month next following the month in which the Commencement Date occurred, and on the fifteenth (15th) day of such following calendar month, Tenant shall have no payment obligation in respect of Fixed Rent.

(c)           Tenant hereby acknowledges delivery to it of a written notice from Landlord hereunder, a copy of which is annexed hereto as Exhibit D (the “Rent Payment Direction Letter”), and Tenant hereby agrees to pay all Fixed Rent, Taxes and other items of Rent specifically designated in the Rent Payment Direction Letter to the payee(s) indicated in, and otherwise in accordance with, the Rent Payment Direction Letter, until Tenant receives a written notice in accordance with the provisions hereof rescinding or otherwise modifying the Rent Payment Direction Letter.  Tenant acknowledges that such payments under the Rent Payment Direction Letter may include payments for reserves and escrows required by Landlord or any Mortgagee relating to costs of operating the Leased Premises, including without limitation any reserve for Taxes, insurance premiums, required repairs and capital expenditures.

Section 2.3.           If Tenant shall fail to pay any installment or other payment of Fixed Rent or Additional Rent, and such failure shall continue for a period of five (5) days following the date on which such installment or payment is due, Tenant shall pay to Landlord interest on such amount past due, from the date such Rent became due until the date paid, at the Default Rate, and such interest shall be deemed to be Additional Rent; provided, however, that if Tenant shall default in the timely payment of Fixed Rent or Additional Rent such that interest at the Default Rate shall have been payable by reason thereof more than two (2) times in any Lease Year, then, upon any further failure to pay any other payment of Fixed Rent or Additional Rent, Tenant shall immediately be obligated to pay to Landlord interest on such amount past due, from the date such Rent became due until the date paid, at the Default Rate, and such interest shall be deemed to be Additional Rent.

Section 2.4.           All amounts payable by Tenant pursuant to this Lease, including Fixed Rent and all Additional Rent, shall constitute rent under this Lease, and in the event of Tenant’s failure to pay such amounts or any portion thereof, Landlord shall have all of the rights and remedies provided for herein or by law or at equity in the case of non-payment of Rent.

Section 2.5.           (a)  Landlord and Tenant intend and agree that this Lease is a fully “net lease”, and that all costs, expenses, liabilities and obligations of every kind and nature whatsoever relating to the Premises, the appurtenances thereto and the use and occupancy thereof by Tenant or anyone claiming by, through or under Tenant, which may arise or become due during or with respect to the Term, shall be paid by and be the responsibility of Tenant, so that the Rent payable hereunder shall be net to Landlord.  Tenant hereby assumes the sole responsibility for the condition, use, operation, maintenance and management of the Premises, and Landlord shall not be required to furnish any facilities, services or utilities, or make any repairs or alterations thereto.

(b)           Except as otherwise expressly provided herein, this Lease shall not terminate, nor shall Tenant have any right to terminate this Lease or be entitled to the abatement of any rent or any reduction thereof, nor shall the obligations hereunder of Tenant be otherwise affected, any present or future Law to the contrary notwithstanding, by reason of: (i) any damage to, or the destruction of, the Premises or any portion thereof, from whatever cause; (ii) the taking of the Premises or any portion thereof by condemnation or otherwise; (iii) the prohibition, limitation, or restriction of Tenant’s use of the Premises or any portion thereof, or the interference with such use by any Person; (iv) the inadequacy or inaccuracy of the description of the Premises or the failure to demise and let to Tenant the property intended to be leased hereby or any eviction by paramount title or otherwise; (v) Tenant’s acquisition of ownership of, or any interest in, any Premises; (vi) any action, omission or breach on the part of Landlord under this Lease or under any other agreement, or the impossibility or illegality of performance by Landlord or Tenant or both; (vii) any latent or other defect in the Improvements or any portion thereof, or in the title, condition, design, configuration, construction, physical structure and materials, durability or fitness for a particular use of the Improvements; (viii) any restriction, deprivation (including eviction) or prevention of, or any interference with or interruption of, any use or occupancy of any Premises (whether due to any defect in or failure of Landlord’s interest in any Premises, any lien or otherwise); or (viii) any other cause whatsoever, whether similar or dissimilar to the foregoing, it being the intention of the parties hereto that the Fixed Rent and Additional Rent reserved hereunder shall continue to be payable in all events, and the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall be terminated or apportioned pursuant to an express provision of this Lease.

(c)           Tenant agrees that it shall remain obligated under this Lease in accordance with its provisions and that it shall not take any action to terminate, rescind or avoid this Lease, with respect to all or any of the Premises, notwithstanding (i) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding-up or other proceeding affecting Landlord, (ii) the exercise of any remedy, including foreclosure, under any Mortgage, or (iii) any action with respect to this Lease, or any part thereof (including the disaffirmance hereof) which may be taken by Landlord under the Federal Bankruptcy Code or by any trustee, receiver or liquidator of Landlord or by any court under the Federal Bankruptcy Code or otherwise.

(d)           This Lease is the absolute and unconditional obligation of Tenant.  Tenant waives all rights which are not expressly stated in this Lease but which may now or hereafter otherwise be conferred by applicable Law:  (i) to quit, terminate, cancel or surrender this Lease, (ii) to any setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense of or to Fixed Rent, Additional Rent or any other sums payable under this Lease, regardless of whether such rights shall arise from any present or future Laws, and (iii) for any statutory lien or offset right against Landlord or any of its property.

ARTICLE 3.

USE AND OCCUPANCY

Section 3.1.           Tenant shall use and occupy the Premises for the Permitted Uses and for no other purpose.  Tenant, at its expense, shall obtain and at all times maintain and comply with the terms and conditions of all licenses and permits required for the lawful conduct of the Permitted Uses in the Premises.

Section 3.2.           Tenant shall not use or occupy or permit the use or occupancy of any part of the Premises in any manner not permitted hereunder, or for any unlawful or illegal business, use or purpose, or for any business, use or purpose deemed disreputable or extra hazardous, or in such manner as to constitute a nuisance of any kind, or for any purpose in violation of any present or future applicable Laws.

ARTICLE 4.

CONDITION OF THE PREMISES

Tenant has examined and is familiar with the condition of the Premises, and agrees (a) to accept possession of the Premises in their “as is” condition on the Commencement Date, (b) that neither Landlord nor Landlord’s agents have made any representations or warranties with respect to Premises, except as expressly set forth herein, and (c) that Landlord has no obligation to perform any work, supply any materials, incur any expenses or make any improvements or installations in order to prepare the Premises for Tenant’s occupancy.  The taking of possession of the Premises by Tenant shall be conclusive evidence as against Tenant that at the time such possession was so taken, the Premises were in good and satisfactory condition.

ARTICLE 5.

ALTERATIONS

Section 5.1.           Tenant shall not make any Alterations that affect the load-bearing walls, curtain wall, columns, foundation or other structural elements of any of the Improvements (“Structural Alterations”), without Landlord’s prior written consent in each instance, which consent shall not be unreasonably withheld, delayed or conditioned.  Subject to the provisions of this Article 5, Tenant shall have the right to make any Alterations to the Improvements, other than Structural Alterations, without the prior written consent of Landlord, but upon prior written notice to Landlord.

Section 5.2.           Tenant agrees and, during the performance of any Alteration, including any Structural Alteration to which Landlord has given its prior written consent, Tenant shall be deemed to represent and warrant to Landlord, that in connection with such Alteration:  (a) the fair market value of the applicable Premises and the Improvements located thereon shall not be materially reduced after the completion of any such Alteration, nor shall the structural integrity of the Improvements located thereon be impaired or adversely affected; (b) the Alteration and any Alterations theretofore made or thereafter to be made shall not in the aggregate reduce the square foot area of the Improvements by more than ten percent (10%); (c) all such Alterations shall be performed in a good and workmanlike manner (the quality of materials and workmanship being at least equal to that currently existing in the applicable Improvements), and shall be expeditiously completed in compliance with all Laws and the provisions of this Lease; (d) no such Alteration shall change the Permitted Use of any Premises; (e) Tenant shall promptly pay all costs and expenses of any such Alteration, and shall discharge all liens filed against any Premises arising out of the same as provided in Section 5.5; (f) all such Alterations shall become a part of the Improvements and shall be subject to this Lease; (g) the Alteration will not materially impair the utility, useful life or operation of such Improvements or any other portion of the applicable Premises; (h) no such Alteration shall create any debt or other encumbrance(s) on all or any portion of such Premises, and (i) in the case of any Structural Alteration, such Structural Alteration shall be made in accordance with plans and specifications therefor approved by Landlord and the provisions of Section 5.3.  No Alteration that does not satisfy all of the foregoing requirements of this Section 5.2 shall be made without Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s sole discretion.

Section 5.3.           Prior to making any Structural Alterations, Tenant shall (a) submit to Landlord, for Landlord’s written approval, detailed plans and specifications therefor in form satisfactory to Landlord, together with a certificate from an architect and/or engineer licensed in the State in which the applicable Premises are located stating that such Structural Alterations, if constructed in accordance with the proposed plans and specifications, will not adversely affect the structural integrity or Building Systems of the Improvements and will conform with all applicable Laws, (b) if such Structural Alterations require a filing with any Governmental Authority or require the consent of such authority, then such plans and specifications shall (i) be prepared and certified by a registered architect or licensed engineer, and (ii) comply with all Laws to the extent necessary for such governmental filing or consent, (c) at its expense, obtain all required permits, approvals and certificates, (d) furnish to Landlord duplicate original policies or certificates of insurance which evidence worker’s compensation coverage (covering all persons to be employed by Tenant, and all contractors and subcontractors supplying materials or performing work in connection with such Alterations), comprehensive general liability insurance (including property damage coverage), comprehensive form automobile liability insurance and Builder’s Risk coverage (issued on a completed value basis) all in such form, with such companies, for such periods and in such amounts as Landlord may require, naming Landlord and any Mortgagee and Superior Lessor as an additional insured, and (e) with respect to any Alteration costing more than $1,000,000.00 to complete, furnish to Landlord such evidence of Tenant’s ability to complete and to fully and completely pay for such Alteration as is satisfactory to Landlord.  All Structural Alterations shall be planned and constructed under the supervision of an architect and/or engineer licensed in the State in which the applicable Leased Premises are located.  Upon completion of any Structural Alteration, Tenant, at its expense, shall promptly obtain certificates of final approval of such Structural Alteration as may be required by any Governmental Authority, and shall furnish Landlord with copies thereof, together with “as-built” plans and specifications for such Structural Alterations prepared on an Autocad Computer Assisted Drafting and Design System, Version 12 or later (or such other system or medium as Landlord may accept in Landlord’s sole discretion).  Tenant shall promptly reimburse Landlord, as Additional Rent within ten (10) days after demand, for all costs and expenses incurred by Landlord in connection with Landlord’s review of Tenant’s plans and specifications.

Section 5.4.           All of Tenant’s Alterations shall become the property of Landlord upon the expiration or sooner termination of this Lease and, upon the Expiration Date or earlier termination of the Term, (a) Tenant shall remove Tenant’s Property from the Premises, and (b) unless Landlord notifies Tenant no later than thirty (30) days prior to the Expiration Date that any of Tenant’s Alterations shall not be removed from the Premises, Tenant shall remove Tenant’s Alterations from the Premises, at Tenant’s sole cost and expense.  Tenant shall repair any damage to the Improvements caused by the removal of Tenant’s Property and Tenant’s Alterations in a good and workmanlike manner and, upon the expiration or sooner termination of this Lease, shall restore the Improvements to their condition as existing on the date hereof (reasonable wear and tear excepted).  Any of Tenant’s Alterations or Tenant’s Property not so removed by Tenant at or prior to the Expiration Date or earlier termination of the Term shall be deemed abandoned and may, at the election of Landlord, either be retained as Landlord’s property or be removed from the Premises by Landlord at Tenant’s expense.  The provisions of this Section 5.4 shall survive the expiration or earlier termination of this Lease.

Section 5.5.           If, because of any act or omission of Tenant or any Tenant Party, any mechanic’s lien, U.C.C. financing statement or other lien, charge or order for the payment of money shall be filed against Landlord, or against all or any portion of any Premises, Tenant shall, at its own expense, cause the same to be discharged of record, by bonding or otherwise, within thirty (30) days after the filing thereof, and Tenant shall indemnify, defend and save Landlord harmless against and from all costs, expenses, liabilities, suits, penalties, claims and demands (including reasonable attorneys’ fees and disbursements) resulting therefrom.

ARTICLE 6.

REPAIRS

Section 6.1.           Throughout the Term, Tenant, at its sole cost and expense, shall take good care of the Premises, including all buildings, structures, parking areas, driveways, access roads, railroad spur lines and related facilities (to the extent of Landlord’s obligation to maintain or repair the same pursuant to any applicable agreement with the railroad company), and other improvements and appurtenances located at the Premises, and will put, keep and maintain the same in clean, good and safe order and condition, and make all repairs therein and thereon, interior and exterior, structural and nonstructural, ordinary and extraordinary, and unforeseen and foreseen, necessary, in Tenant’s reasonable judgment, to keep the same in good and safe order and condition, howsoever the necessity or desirability therefor may occur, and whether or not necessitated by wear, tear, obsolescence or defects, latent or otherwise.  Tenant shall not commit or suffer, and shall use all reasonable precaution to prevent, waste, damage, or injury to the Premises.  When used in this Section 6.1, the term “repairs” shall include all necessary replacements, renewals, alterations and additions.  All repairs made by Tenant shall be equal in quality and class to the quality and class of the Improvements existing on the date hereof.

Section 6.2.           Tenant shall, at its sole cost and expense, keep all driveways, parking areas, sidewalks, ground areas and curbs on, in front of or adjacent to the Premises reasonably clean and free from dirt, snow, ice, rubbish, obstructions and encumbrances.

Section 6.3.           Landlord shall not be required to furnish any services, utilities or facilities whatsoever to the Premises.  Landlord shall have no duty or obligation to make any alteration, change, improvement, replacement or repair to any Premises, whether foreseen or unforeseen, or to maintain any Premises, and Tenant hereby expressly waives the right to make repairs at the expense of Landlord, which right may be provided for in any Laws now or hereafter in effect. Tenant assumes the full and sole responsibility for the condition, operation, repair, alteration, improvement, replacement, maintenance and management of the Premises.

ARTICLE 7.

IMPOSITIONS

Section 7.1.           (a)  Tenant shall pay any and all  (i) general and special real estate taxes (including any personal property taxes, sales taxes, use taxes, and the like), assessments, water and sewer rents, rates and charges, excise taxes, levies, license and permit fees, fines, penalties and other governmental charges and any interest or costs with respect thereto (collectively, “Taxes”), and (ii) charges for public and private utilities (including gas, electricity, light, heat, air-conditioning, power and telephone and other communication services) (collectively, “Utility Charges”), general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever which at any time prior to or during the Term may be assessed, levied, confirmed, imposed upon, or grow or become due and payable out of or in respect of, or charged with respect to or become a lien on, the Premises (all of the foregoing Taxes and Utility Charges, collectively, “Impositions”).

(b)           Landlord shall use commercially reasonable efforts, and shall cooperate with Tenant, in requesting that all bills for Taxes and Utility Charges be sent directly by the billing Entities to Tenant throughout the Term.

(c)           If the Commencement Date or the Expiration Date shall occur on a date other than January 1 or December 31, respectively, any Impositions payable by Tenant under this Article 7 for the year in which the Commencement Date or Expiration Date shall occur shall be apportioned in that percentage which the number of days in the period from the Commencement Date to December 31 or from January 1 to the Expiration Date, as the case may be, both inclusive, shall bear to the total number of days in such year.  Notwithstanding anything to the contrary set forth in this Lease, Tenant shall have no obligation to pay any Impositions attributable to any period prior to the Commencement Date or after the Expiration Date.

Section 7.2.           Nothing herein contained shall require Tenant to pay municipal, state or federal income, inheritance, estate, succession, transfer or gift taxes of Landlord, or any corporate franchise tax imposed upon Landlord.

Section 7.3.           (a)  Tenant shall have the right to contest the amount or validity, in whole or in part, of any Imposition by appropriate proceedings, at its own expense and following the giving of written notice thereof to Landlord, provided that Tenant’s right to commence and/or to continue any such contest shall be conditioned upon the following:

(i)            neither the Premises nor any part thereof would, in Landlord’s reasonable judgment, be in material danger of being forfeited or lost by reason of such contest;

(ii)           if any lien or encumbrance is filed against the Premises as a result of such contest, Tenant shall, at its own cost and expense, cause the same to be discharged of record, by bonding or otherwise; and

(iii)          such content will not, in Landlord’s reasonable judgment, subject or threaten to subject Tenant or Landlord to any criminal or material civil liability.

(b)           Upon the termination of such proceedings, Tenant shall pay the amount of such Imposition or part thereof as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees (including counsel fees), interest, penalties or other liabilities in connection therewith.

Section 7.4.           At Tenant’s request and expense, Landlord shall join in any proceedings referred to in Section 7.3, and if any Law shall require that such proceedings be brought by or in the name of Landlord, Landlord shall permit the same to be brought in its name.  Landlord shall not ultimately be subject to any liability for the payment of any costs or expenses in connection with any such proceedings, and Tenant will indemnify and save harmless Landlord from any such costs and expenses.  Any reduction or abatement of any Imposition pertaining to any part of the Term shall inure to Tenant’s benefit, regardless of whether resulting from Tenant’s action, and regardless of whether such reduction or abatement occurs during or after the Term.  The provisions of this Section 7.4 shall survive the expiration or other termination of this Lease.

Section 7.5.           If at any time during the Term, Taxes are required to be paid (either to the appropriate taxing authorities or as a tax escrow to the holder of a Superior Lease or Mortgage) on any other date or dates other than as presently required, then Tenant’s payment obligations in respect of Taxes shall be correspondingly accelerated or revised so that such payments are due on or prior to the date payments are due to such taxing authorities, Lessor or Mortgagee, as appropriate.  Upon request by Tenant, Landlord will furnish Tenant with copies of all available tax bills for the current Tax Year or the immediately preceding Tax Year with respect to the Real Property.

ARTICLE 8.

COMPLIANCE WITH LAWS

Section 8.1.           Tenant, at its sole expense, shall comply with all Laws applicable to the Premises or the use and occupancy thereof by Tenant, and make all repairs or Alterations required thereby, whether structural or nonstructural, ordinary or extraordinary, unless otherwise expressly provided herein.  Tenant shall not at any time use or occupy the Premises in violation of the certificate of occupancy at such time issued for the Improvements and in the event that any Governmental Authority shall hereafter contend or declare by notice, violation, order or in any other manner whatsoever that the Premises are used for a purpose which is a violation of such certificate of occupancy, Tenant shall, upon five (5) days’ written notice from Landlord or any Governmental Authority, immediately discontinue such use of the Premises.  Failure by Tenant to discontinue such use after such notice shall be considered a default in the fulfillment of a material covenant of this Lease and Landlord shall have the right to terminate this Lease immediately, and in addition thereto shall have the right to exercise any and all rights and privileges and remedies given to Landlord by and pursuant to the provisions of Articles 15 and 16.

Section 8.2.           (a)  Tenant shall have the right to contest the validity or applicability of any Laws, by appropriate proceedings, at its own expense and following the giving of written notice thereof to Landlord, provided that Tenant’s right to commence and/or to continue any such contest shall be conditioned upon the following:

(i)            neither the Premises nor any part thereof would, in Landlord’s reasonable judgment, be in material danger of being forfeited or lost by reason of such contest;

(ii)           if any lien or encumbrance is filed against the Premises as a result of such contest, Tenant shall, at its own cost and expense, cause the same to be discharged of record, by bonding or otherwise; and

(iii)          neither such contest nor Tenant’s non-compliance with such Laws would, in Landlord’s reasonable judgment, subject or threaten to subject Tenant or Landlord to any criminal or material civil liability.

(b)           Tenant shall keep Landlord advised as to the status of any proceedings referred to in this Section 8.2, and shall provide to Landlord such information regarding such proceeding as Landlord may from time to time reasonably request.

(c)           At Tenant’s request and expense, Landlord shall join in any proceedings referred to in this Section 8.2, and if any Laws shall require that such proceedings be brought by or in the name of Landlord, Landlord shall permit the same to be brought in its name, provided that Landlord shall have no right to settle any such proceeding without the consent of Tenant.  Landlord shall not ultimately be subject to any liability for the payment of any costs or expenses in connection with any such proceedings, and Tenant shall indemnify and save harmless Landlord from any such costs and expenses.  The provisions of this Section 8.2 shall survive the expiration or other termination of this Lease

Section 8.3.           Tenant shall defend, indemnify and hold harmless Landlord against any and all Losses which Landlord shall suffer by reason of Tenant’s failure to comply with, or Tenant’s contest of, any applicable Laws.  The provisions of this Section 8.3 shall survive the expiration or other termination of this Lease.

ARTICLE 9.

INSURANCE

Section 9.1.           Tenant, at its expense, shall obtain and keep in full force and effect during the Term:

(a)           Insurance against loss or damage to the Premises, Tenant’s Property, and all Alterations and improvements to the Premises, whether existing on the date of this Lease or hereafter installed, by fire, lightning, windstorm, tornado and hail and against loss and damage by such other, further and additional risks as may be now or hereafter are included in a standard “special form” policy (formerly known as an “all-risk” endorsement policy), and against loss or damage by all other risks and hazards covered by a standard extended coverage insurance policy, including, without limitation, riot and civil commotion, vandalism, malicious mischief, burglary and theft, in an amount equal to the greater of (I) such amount that the insurer would not deem Tenant a co-insurer under said policies and (II) one hundred percent (100%) of the full replacement (insurable) cost of the improvements, furniture, furnishings, fixtures, equipment and other items (whether personalty or fixtures) included in the Premises, Tenant’s Property and all such Alterations from time to time, without reduction for depreciation.  The determination of the replacement cost amount shall be adjusted annually to comply with the requirements of the insurer issuing such coverage or, at Landlord’s election, by reference to such indices, appraisals or information as Landlord determines in its reasonable discretion.  Full replacement cost, with respect to such improvements, means the cost of replacing such improvements, without regard to deduction for depreciation, exclusive of the cost of excavations, foundations and footings below the lowest basement floor, and means, with respect to such furniture, furnishings, fixtures, equipment and other items, the cost of replacing the same, in each case, with inflation guard coverage to reflect the effect of inflation, or annual valuation.  Each policy or policies shall contain a replacement cost endorsement and either an agreed amount endorsement (to avoid the operation of any co-insurance provisions) or a waiver of any co-insurance provisions, all subject to Landlord’s approval.  The deductible with respect to such insurance shall not be greater than $1,000,000.00 per occurrence.

(b)           Comprehensive commercial general liability insurance on an occurrence basis against claims for personal injury, death and/or property damage occurring in or about the Premises in amounts not less than $5,000,000.00 per occurrence and $5,000,000.00 in the aggregate, together with umbrella coverage in amounts not less than $10,000,000.00.  Tenant shall be named as the named insured and Landlord and any Mortgagees and Superior Lessors shall be named as additional insureds under such insurance, which insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of

Landlord or any Mortgagee or Superior Lessor, and Tenant agrees to obtain blanket broad-form contractual liability coverage to insure its indemnity obligations set forth in Article 26.  During any construction on the Premises, the general contractor for such construction shall also provide the insurance required by this Section 9.1(b).  Landlord hereby retains the right to periodically review the amount of said liability insurance being maintained by Tenant and to require an increase in the amount of said liability insurance should Landlord deem an increase to be reasonably prudent under then existing circumstances.  The deductible with respect to such insurance shall not be greater than $1,000,000.00 per occurrence.

(c)           Worker’s compensation insurance covering all persons employed by Tenant at each Premises as required by applicable Laws.

(d)           During the performance of any Alterations, until completion thereof (i) a so-called “Builder’s All-Risk Completed Value” or “Course of Construction” insurance policy in non-reporting completed value form including a Permission to Complete and Occupy endorsement, for full replacement value of all such Alterations, naming Tenant as a named insured and naming Landlord, the general contractor and construction manager, if any, and any subcontractor designated by Tenant as loss payees, as their respective interests may appear, and naming each Mortgagee under a standard form mortgagee endorsement or its equivalent, and (ii) worker’s compensation insurance covering all persons engaged in such Alterations.  The deductible for such insurance, if any, shall be satisfactory to Landlord.

(e)           If any Premises or portion thereof is identified by the Secretary of Housing and Urban Development as being situated in an area now or subsequently designated as having special flood hazards (including, without limitation, those areas designated as Zone A or Zone V), flood insurance in an amount equal to the lesser of:  (i) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement basis; or (ii) the maximum insurance available under the appropriate National Flood Insurance Administration program.  The deductible with respect to such insurance for either Zone A or Zone V shall be five percent (5%) of the total insurable value of such Premises and Tenant’s Property, subject to a minimum claim of $1,000,000.00 per occurrence.

(f)            Insurance against loss or damage from (I) leakage of sprinkler systems (if a result of a peril required to be covered under Section 9.1(a)), and (II) explosion of any steam or pressure boilers or similar apparatus located in or about the Premises with a minimum liability amount per accident equal to the lesser of (x) the replacement (insurable) value of the Premises housing such boiler or pressure-fired machinery and (y) $5,000,000.00, and having a deductible which shall not exceed $1,000,000.00 per claim, covering the Premises and Tenant’s Property (excluding footings and foundations and other parts of the Improvements which are not insurable).

(g)           If any Premises or portion thereof is or ever becomes non-conforming, including, but not limited to, legal non-conforming, with respect to zoning, ordinance or law coverage to compensate for the cost of demolition and the increased cost of construction in amounts requested by Landlord, which will contain Coverage A:  “Loss Due to Operation of Law” (with a minimum liability limit equal to Replacement Cost With Agreed

Value Endorsement), and Coverage B:  “Demolition Cost” and Coverage C:  “Increased Cost of Construction” coverages.

(h)           If a Premises is located in a major earthquake damage area and earthquake insurance is available at a commercially reasonable premium, Tenant shall maintain throughout the Term earthquake insurance applicable to such Premises for the full replacement value of such Premises.

(i)            Rent loss and/or business interruption insurance with coverage in an amount not less than $1,000,000.00.  The deductible for such insurance, if any, shall be satisfactory to Landlord.  Notwithstanding anything to the contrary contained in this Lease, all proceeds of such insurance shall be paid to, and held and applied by, Tenant or the party entitled thereto pursuant to the documents entered into in connection with Tenant’s Credit Facility.

(j)            Such additional and/or other insurance with respect to the Premises and Tenant’s Property or on any replacements or substitutions thereof or additions thereto as may from time to time be required by Landlord against other insurable hazards or casualties which at the time are commonly insured against by prudent owners and tenants of property similarly situated, including, without limitation, Sinkhole, Mine Subsidence, Mold and Environmental insurance, due regard being given to the height and type of buildings, their construction, location, use and occupancy.

The “all-risk” commercial property casualty insurance and rental income or business loss insurance required under Section 9.1(a) shall cover perils of terrorism and acts of terrorism and Tenant shall maintain commercial property and rental income insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Section 9.1(a) at all times; provided, however, that Tenant’s insurance coverage may exclude perils and acts of terrorism if Tenant also obtains, at its sole cost and expense, a Terrorism Policy (hereinafter defined).  The term “Terrorism Policy”, as used herein, shall mean a separate stand-alone terrorism insurance policy obtained by Tenant which corresponds to Tenant’s primary insurance exclusion relating to acts or perils of terrorism such that there are no gaps in coverage and being otherwise acceptable to Landlord and each Mortgagee and consistent as to coverage amounts, ratings and conditions with the requirements of this Section 9.1(a) as it relates to other sorts of insurance coverage.  Tenant shall not decline or otherwise terminate any terrorism coverage offered under Tenant’s all-risk casualty policy unless a Terrorism Policy is already in place.  The “all-risk” commercial property casualty insurance policy may be endorsed with terrorism coverage, subject to the terms of Terrorism Risk Insurance Act of 2002 up to $100,000,000.00 and for an additional charge.

Section 9.2.           All insurance companies providing the coverage required under Section 9.1 shall be selected by Tenant and shall be rated “A” or better by Standard & Poor’s (or equivalent rating service if not available), shall be licensed to write insurance policies in the State in which the applicable Premises is located, and shall be acceptable to Landlord in Landlord’s reasonable discretion.  Tenant shall provide Landlord with copies of all certificates of such coverage for the insurance required pursuant to this Article 9, including evidence of waivers of subrogation required pursuant to Section 9.5.  All commercial general liability policies required pursuant to Section 9.1 shall name Landlord, and any Mortgagees and Superior Lessors

(whose names shall have been furnished to Tenant) as additional insureds, and any such coverage for additional insureds shall be primary and non-contributory with any insurance carried by Landlord or any other additional insured, and all umbrella liability or excess liability policies shall be so-called “follow form” with respect to such policies.  All property insurance policies required pursuant to Section 9.1 shall name Landlord as a loss payee, as Landlord’s interests may appear, and shall provide that all losses shall be payable as herein provided.  All such policies of insurance shall provide that the amount thereof shall not be reduced and that none of the provisions, agreements or covenants contained therein shall be modified or canceled by the insuring company or companies without thirty (30) days prior written notice being given to Landlord and each Mortgagee and Superior Lessor.  Each policy shall also provide that any losses otherwise payable thereunder shall be payable notwithstanding any unintentional error or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment.  Such policy or policies of insurance may also cover loss or damage to Tenant’s Property located on the Premises, and the insurance proceeds applicable to Tenant’s Property shall not be paid to Landlord, but shall accrue and be payable solely to Tenant.  If said insurance or any part thereof shall expire, be withdrawn, become void by breach of any condition thereof by Tenant or become void or unsafe by reason of the failure or impairment of the capital of any insurer, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord.

Section 9.3.           Anything in this Article 9 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Section 9.1 may be carried under a “blanket” policy or policies covering other properties or liabilities of Tenant, provided that, in the event that any such coverage is provided in the form of a blanket policy, Tenant hereby acknowledges and agrees that failure to pay any portion of the premium therefor which is not allocable to the Premises and Tenant’s Property or by any other action not relating to the Premises and Tenant’s Property which would otherwise permit the issuer thereof to cancel the coverage thereof, would require the Premises and Tenant’s Property to be insured by a separate, single-property policy.  In the event any such insurance is carried under a blanket policy, Tenant shall deliver to Landlord and each Mortgagee an ACORD certificate evidencing the issuance and effectiveness of the policy, the amount and character of the coverage with respect to the applicable Premises and the presence in the policy of provisions of the character required in the above sections of this Article 9.

Section 9.4.           Tenant shall pay as they become due all premiums for the insurance required by Section 9.1, shall renew or replace each policy, and shall deliver to Landlord and each Mortgagee a certificate or other evidence (reasonably satisfactory to Landlord’s Mortgagee and Landlord) of the existing policy and such renewal or replacement policy at least thirty (30) days prior to the expiration date of each policy.  In the event of Tenant’s failure to comply with any of the foregoing requirements of this Article 9 within five (5) Business Days of the giving of written notice by Landlord to Tenant, Landlord shall be entitled to procure such insurance.  Any sums expended by Landlord in procuring such insurance shall be Additional Rent and shall be repaid by Tenant, together with interest thereon at the Default Rate, from the time of payment by Landlord until fully paid by Tenant immediately upon written demand therefor by Landlord.

Section 9.5.           (a)  Landlord and Tenant hereby waive any and all rights of recovery against the other, or against the officers, employees, partners, agents and representatives of the other, for loss of or damage to the property of the waiving party to the extent such loss or damage is typically covered under standard forms of “all risk” insurance policies with extended coverage.  In addition, the parties hereto shall procure an appropriate clause in, or endorsement on, any fire or extended coverage insurance covering the Premises, and personal property, fixtures and equipment located thereon or therein, pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery and subject to obtaining such clauses or endorsements of waiver of subrogation or consent to a waiver of right of recovery, hereby agree not to make any claim against or seek to recover from the other for any loss or damage to its property or the property of others resulting from fire or other hazards covered by such fire and extended coverage insurance; provided, however, that the release, discharge, exoneration and covenant not to sue herein contained shall be limited by and coextensive with the terms and provisions of the waiver of subrogation clause or endorsements or clauses or endorsements consenting to a waiver of right of recovery.  Tenant acknowledges that Landlord shall not carry insurance on and shall not be responsible for damage to, the Improvements or Tenant’s Property, and that Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to interruption of Tenant’s business.  The waiver of subrogation and releases described in this Section 9.5(a) shall apply to the Premises, the Adjacent Premises, and other property owned by Landlord.

(b)           Notwithstanding anything in this Lease to the contrary, as to each party hereto, provided such party’s right of full recovery under such insurance as such party may or shall be required to carry hereunder is not adversely affected, such party hereby releases the other (and its servants, agents, contractors, employees and invitees) with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damages or destruction of the type covered by such insurance with respect to its property by fire or other casualty occurring during the Term.

ARTICLE 10.

DAMAGE TO PREMISES

Section 10.1.        If all or any portion of any Improvements on any parcel of Land shall be damaged by fire or other casualty, Tenant shall promptly notify Landlord thereof and shall diligently repair or reconstruct such Improvements, in a good and workmanlike manner, to a like or better condition than existed prior to such damage or destruction, with such Alterations or modifications thereto as Tenant shall deem necessary or desirable, subject to the provisions of Article 5 (the “Restoration”), at Tenant’s sole cost and expense and whether or not the insurance proceeds applicable to damage or destruction of such Improvements shall be sufficient.

Section 10.2.        So long as Tenant is not in default beyond applicable grace or notice provisions in the payment or performance of its obligations under Section 10.1, Tenant shall be entitled to receive all insurance proceeds payable with respect to any damage to the Improvements or any of Tenant’s Property by fire or other casualty.  Landlord agrees to pay over to Tenant from time to time, for the costs of the Restoration, any proceeds which may be received by Landlord from insurance carried by Landlord or Tenant, less any actual, reasonable out-of-pocket expenses paid by Landlord in the collection of such proceeds.

Section 10.3.        The Rent payable under this Lease shall not abate by reason of any damage or destruction of any Improvements by reason of an insured or uninsured casualty; provided, however, that Tenant shall receive a credit against the Rent and other sums due hereunder in an amount equal to the proceeds of any business interruption insurance carried by Tenant, to the extent that such proceeds are paid to Landlord.  Tenant hereby waives all rights under applicable Laws to abate, reduce or offset Rent by reason of such damage or destruction.

Section 10.4.        Notwithstanding the foregoing provisions of this Article 10, if there exists a Mortgage, (a) the terms and conditions of such Mortgage shall be satisfied prior to the disbursement of any insurance proceeds for the restoration of any damage to the Land or Improvements, and (b) Mortgagee shall have the right to supervise and control the receipt and disbursements of all insurance proceeds and shall be entitled to all insurance proceeds which are not used to restore the Premises to be applied to the reduction of the debt secured by the Mortgage.

ARTICLE 11.

EMINENT DOMAIN

Section 11.1.        If all or substantially all of the Improvements on any parcel of Land (or such portion of such Improvements that Tenant, in Tenant’s reasonable judgment, is unable to reasonably operate its business in substantially the same manner as on the date immediately preceding an acquisition or condemnation thereof), or any parcel of the Land, shall be acquired or condemned for any public or quasi-public use or purpose, then this Lease and the Term shall end with respect to such acquired or condemned parcel (or parcels) of Land as of the date of the vesting of title with the same effect as if that date were the Expiration Date.  In the event of any termination of this Lease and the Term with respect to any acquired or condemned parcel (or parcels) of Land pursuant to the provisions of this Article 11, Fixed Rent and Additional Rent shall be equitably reduced in an amount equal to that portion of the Fixed Rent reasonably attributable to such parcel (or parcels) of Land.  Any such reduction in Fixed Rent or Additional Rent shall be approved by any existing Mortgagee.  If Landlord and Tenant cannot agree on the amount of Fixed Rent so attributable to such parcel (or parcels) of Land (or if any Mortgagee does not approve such reduction), either party may submit such matter for determination by binding arbitration pursuant to the rules of the American Arbitration Association or its successor.  When such adjustment in Fixed Rent shall be finally determined, such amount shall be apportioned as of termination date, and Landlord shall refund to Tenant any prepaid portion of Fixed Rent or Additional Rent for any period after such termination date.

Section 11.2.        If a part of any of the Improvements shall be so acquired or condemned and this Lease and the Term shall not be terminated with respect to the parcel (or parcels) of Land so affected, then Tenant shall promptly (a) notify Landlord thereof and (b) commence and thereafter and diligently proceed to repair or reconstruct such Improvements, in a good and workmanlike manner, to a like condition as, or better condition than, existed prior to such damage or destruction, with such Alterations or modifications thereto as Tenant shall deem necessary or desirable, subject to the provisions of Article 5, at Tenant’s sole cost and expense.  Tenant shall have the right to receive that portion of the condemnation award necessary in order to fund the cost of such restoration, including the costs of restoration of Tenant’s Alterations and Tenant’s Property.

Section 11.3.        Landlord shall receive the entire award for any such acquisition or condemnation of all of the Improvements or the Land, and Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term, Tenant’s Alterations or improvements; and Tenant hereby assigns to Landlord all of its rights in and to any such award.  Nothing contained in this Article 11 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant’s Property included in such taking and for any moving expenses, provided any such award is in addition to, and does not result in a reduction of, the award made to Landlord.

Section 11.4.        Except as provided above, this Lease shall not terminate and shall remain in full force and effect in the event of a taking or condemnation of any Premises, or any portion thereof, and, except as otherwise expressly provided by the provisions of this Lease, Tenant hereby waives all rights under applicable Laws to abate, reduce or offset Rent by reason of such taking.

Section 11.5.        Notwithstanding the provisions of Section 11.1, if a parcel (or parcels) of Land shall be so acquired or condemned such that Tenant shall have the right to declare this Lease terminated with respect to such parcel (or parcels) of Land, then Landlord shall have the right, at its option, to exercise Landlord’s rights pursuant to Article 28 hereof to substitute substantially similar Premises for the parcel (or parcels) so acquired or condemned, provided however, (i) such parcel (or parcels) shall be deemed to be “Withdrawn Premises” pursuant to Article 28, (ii) any Relocation Notice from Landlord must be given not more than ninety (90) days following the vesting of title in such Withdrawn Premises, and (iii) the limitation of seven (7) parcels per Lease Year set forth in Article 28 shall not be applicable to the terms of this Article 11.  If Landlord shall so elect to exercise Landlord’s rights pursuant to Article 28 with respect to any acquired or condemned parcel (or parcels), the Fixed Rent shall not be reduced as described in Section 11.1.

ARTICLE 12.

ASSIGNMENT AND SUBLETTING

Section 12.1.        (a)  Except as otherwise provided in this Article 12, and it being agreed that Tenant shall have the right to place a lien on Tenant’s Property to the extent set forth in documents evidencing Tenant’s Credit Facility, Tenant shall not assign, mortgage, pledge, encumber, or otherwise transfer this Lease, whether by operation of law or otherwise, and shall not sublet (or underlet), license, franchise or permit or suffer the Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise), without Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s sole discretion.  Any assignment, sublease, license, franchise, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Article 12 shall be null and void.

(b)           If, without Landlord’s consent, this Lease is assigned, or the Premises is sublet or occupied by anyone other than Tenant, or this Lease or the Premises is encumbered (by operation of law or otherwise), Landlord may collect rent from the assignee, subtenant or occupant and apply the net amount collected to the Rent herein reserved.  No such collection of rent shall be deemed to be (i) a waiver of the provisions of this Article 12, (ii) an acceptance of the assignee, subtenant or occupant as tenant, or (iii) a release of Tenant from the performance of any of the terms, covenants and conditions to be performed by Tenant under this Lease, including the payment of Rent.

(c)           Landlord’s consent to any assignment or subletting shall not relieve Tenant from the obligation to obtain Landlord’s express consent to any further assignment or subletting.  In no event shall any permitted subtenant assign or encumber its sublease or further sublet the Premises, or otherwise suffer or permit any portion of the Premises to be used or occupied by others.

Section 12.2.        If Tenant shall, at any time or from time to time, during the Term desire to assign this Lease or sublet all of the Premises, Tenant shall give notice (a “Tenant’s Notice”) thereof to Landlord, which Tenant’s Notice shall set forth:  (a) with respect to an assignment of this Lease, the date Tenant desires the assignment to be effective and any consideration Tenant would receive under such assignment; (b) with respect to a sublet of all of the Premises (i) the dates upon which Tenant desires the sublease term to commence and expire, and (ii) the rental rate and other material business terms upon which Tenant would sublet the Premises, (c) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (d) current financial information with respect to the proposed assignee or subtenant, including its most recent financial report, (e) a true and complete copy of the proposed assignment or sublease and any other agreements relating thereto, and (f) an agreement by Tenant to indemnify, defend, protect and hold harmless Landlord from and against any and all Losses resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any brokers or other Persons claiming a commission or similar compensation in connection with the proposed assignment or sublease, irrespective of whether Landlord shall give or decline to give its consent to any proposed assignment or sublease.

Section 12.3.        (a)  Notwithstanding anything to the contrary contained in Section 12.1 (but subject to the consent rights of any Mortgagee or Superior Lessor), provided that no Event of Default shall have occurred and be continuing under this Lease as of the time Landlord’s consent is requested by Tenant, Landlord shall consent to a proposed assignment of this Lease or sublease of all of the Premises; provided, that the proposed assignee or subtenant shall have a net worth equal to or greater than the net worth of Tenant as of the Commencement Date (and evidence reasonably satisfactorily to Landlord of such net worth shall have been delivered to Landlord).

(b)           With respect to each and every sublease consented to by Landlord under the provisions of this Lease, it is further agreed that:

(i)            no sublease shall be for a term ending later than one day prior to the Expiration Date of this Lease;

(ii)           no sublease shall be delivered to any subtenant, and no subtenant shall take possession of any part of the Premises, until an executed counterpart of such sublease has been delivered to Landlord and approved in writing by Landlord; and

(iii)          any sublease shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’ s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not (A) be liable for any previous act or omission of Tenant under such sublease, (B) be subject to any counterclaim, offset or defense, not expressly provided in such sublease, which theretofore accrued to such subtenant against Tenant, (C) be bound by any previous modification of such sublease or by any previous prepayment of more than one month’s Fixed Rent or of any Additional Rent, or (D) be obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment.  Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises, to have agreed to be bound by the terms and conditions set forth in this Article 12.  The provisions of this Article 12.3(b) shall be self-operative and no further instrument shall be required to give effect to this provision.

(c)           In the event that Tenant fails to execute and deliver the assignment or sublease to which Landlord consented within one hundred twenty (120) days after the giving of such consent, then Tenant shall again comply with all of the provisions and conditions of this Article 12 before assigning this Lease or subletting all of the Premises.

Section 12.4.        Notwithstanding any assignment or subletting or any acceptance of Rent by Landlord from any assignee or subtenant, Tenant shall remain fully liable for the payment of all Rent due and for the performance of all other terms, covenants and conditions contained in this Lease on Tenant’s part to be observed and performed, and any default under any term, covenant or condition of this Lease by any subtenant shall be deemed a default under this Lease by Tenant.

Section 12.5.        (a)    Any Change of Control (as a result of one or more transactions) of Tenant shall be deemed an assignment of this Lease for all purposes of this Article 12.  The limitations set forth in this Section 12.5 shall be deemed to apply to subtenants, assignees and Guarantors of this Lease, if any, and any transfer of Ownership Interests in, or any merger, consolidation or transfer of assets of, any such Entity in violation of this Section 12.5 shall be deemed to be an assignment of this Lease in violation of Section 12.1.

(b)           A modification, amendment or extension of a sublease shall be deemed a sublease for the purposes of Section 12.1, and a lease takeover agreement shall be deemed an assignment of this Lease for the purposes of Section 12.1.

Section 12.6.        Any assignment or transfer which is or is deemed to be an assignment of this Lease shall be made only if, and shall not be effective until, the assignee shall (a) execute, acknowledge and deliver to Landlord an agreement in form and substance satisfactory to Landlord whereby the assignee shall assume the obligations of this Lease on the part of Tenant to be performed or observed from and after the effective date of such assignment or transfer, and whereby the assignee shall agree that the provisions of Section 12.1 shall, notwithstanding such assignment or transfer, continue to be binding upon it in respect of all future assignments and transfers, and (b) deliver to Landlord the certificates of insurance as required under Article 9.

Section 12.7.        The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant for the due performance of the obligations on Tenant’s part to be performed or observed pursuant to this Lease shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord, or any grantee or assignee of Landlord by way of mortgage or otherwise, extending the time for performance of, or otherwise modifying, any of such obligations, or by any waiver or failure of Landlord, or any grantee or assignee of Landlord by way of mortgage or otherwise, to enforce any of such obligations.

ARTICLE 13.

SUBORDINATION; ESTOPPEL CERTIFICATES

Section 13.1.        The rights and interests of Tenant under this Lease any and all liens, rights and interests (whether choate or inchoate and including, without limitation, all mechanic’s and materialmen’s liens under applicable law) owed, claimed or held by Tenant in and to the Land and Improvements are and shall be in all respects subject, subordinate and inferior to any Mortgage (and any other loan documents executed and/or delivered in connection with such Mortgage) and to the liens, security interests and all other rights and interests created or to be created therein or thereby for the benefit of Mortgagee, and securing the repayment of the debt secured by any such Mortgage including, without limitation, those created under the Mortgage covering, amount other things, the Land and Improvements, and filed or to be filed of record in the public records maintained for the recording of mortgages in the jurisdiction where each parcel of Land is located, and all renewals, extensions, increases, supplements, spreaders, consolidations, amendments, modifications and replacements thereof and to all sums secured thereby and advances made thereunder with the same force and effect as if the Mortgage and the loan documents executed in connection therewith had been executed and delivered and the Mortgage recorded prior to the execution and delivery of this Lease.  At its option and in its sole discretion, Mortgagee may elect to give the rights and interest of Tenant and the Lease priority over the lien of the Mortgage.  In the event of such election, the rights and interest of Tenant under the Lease automatically shall have the priority over the lien of the Mortgage and no additional consent or instrument shall be necessary or required.  Tenant agrees to execute and deliver whatever instruments may be reasonably requested by Mortgagee for the purposes of this Section 13.1, and in the event that Tenant fails to do so after demand in writing, Tenant does hereby make, constitute and irrevocably appoint Landlord as Tenant’s attorney-in-fact and in its name, place and stead so to do.

Section 13.2.        In the event of any act or omission of Landlord which would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right (a) until it has given written notice of such act or omission to each Mortgagee and Superior Lessor whose name and address shall previously have been furnished to Tenant in writing, and (b) unless such act or omission shall be one which is not capable of being remedied by Landlord or such Mortgagee or Superior Lessor within a reasonable period of time, until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such Mortgagee or Superior Lessor shall have become entitled under such Mortgage or Superior Lease, as the case may be, to remedy the same (which reasonable period shall in no event be more than thirty (30) days longer than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy), provided such Mortgagee or Superior Lessor shall with due diligence give Tenant written notice of its intention to remedy such act or omission, and such Mortgagee or Superior Lessor shall commence and thereafter continue with reasonable diligence to remedy such act or omission.  If more than one Mortgagee or Superior Lessor shall become entitled to any additional cure period under this Section 13.2, such cure periods shall run concurrently, not consecutively.

Section 13.3.        If a Mortgagee or Superior Lessor shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then at the request of such party so succeeding to Landlord’s rights (“Successor Landlord”) and upon Successor Landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize Successor Landlord as Tenant’s landlord under this Lease, and shall promptly execute and deliver any instrument that Successor Landlord may reasonably request to evidence such attornment.  Upon such attornment this Lease shall continue in full force and effect as, or as if it were, a direct lease between Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease and shall be applicable after such attornment except that Successor Landlord shall not:

(i)            be liable for any previous act or omission of Landlord under this Lease (provided, however, that nothing contained herein shall be deemed to relieve Mortgagee or Successor Landlord of any liability arising by reason of Mortgagee’s or Successor Landlord’s acts or omissions from and after the date that Mortgagee or Successor Landlord shall become landlord under this Lease);

(ii)           be subject to any offset which shall have theretofore accrued to Tenant against Landlord; or

(iii)          be bound by any previous modification of this Lease, not expressly provided for in this Lease, or by any previous prepayment of more than one month’s Fixed Rent, unless such modification or prepayment shall have been expressly approved in writing by such Mortgagee or Superior Lessor.

Section 13.4.        Landlord and Tenant agree that upon the request of Mortgagee made in accordance with Section 2.2(c), the Rent payable hereunder shall be paid directly to such Mortgagee or as such Mortgagee may direct.

Section 13.5.        Each party agrees, at any time and from time to time, as requested by the other party, upon not less than ten (10) days’ prior notice, to execute and deliver to the other a written statement executed and acknowledged by such party (a) stating that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (b) setting forth the then annual Fixed Rent, (c) setting forth the date to which the Fixed Rent and Additional Rent have been paid, (d) stating whether or not, to the best knowledge of the signatory, the other party is in default under this Lease, and if so, setting forth the specific nature of all such defaults, (e) stating whether there is a sublease affecting any Premises, (g) stating the address of the signatory to which all notices and communication under the Lease shall be sent, the Commencement Date and the Expiration Date, and (h) as to any other matters reasonably requested by the party requesting such certificate.  The parties acknowledge that any statement delivered pursuant to this Section 13.5 may be relied upon by others with whom the party requesting such certificate may be dealing, including any purchaser or owner of any Land or any Improvements, or of Landlord’s interest in any Land or any Improvements, or any Superior Lease, or by any Mortgagee or Superior Lessor, or by any prospective or actual sublessee of the Premises or assignee of this Lease, or permitted transferee of or successor to Tenant.

ARTICLE 14.

ACCESS TO PREMISES

Landlord and Landlord’s agents shall have the right to enter the Premises on not less than forty-eight (48) hours advance notice (except no such prior notice shall be required in case of emergency), accompanied by a representative of Tenant, if provided by Tenant, in order (a) to inspect the Premises, no more frequently (except in respect of any default by Tenant, or if Landlord reasonably believes such an inspection would be likely to disclose a default by Tenant hereunder) than quarterly, and (b) to show the Premises to prospective purchasers or Mortgagees or, during the last twenty-four (24) months of the Term, to prospective tenants of the Premises.  Tenant or any Tenant Party may designate one or more areas of the Premises as secure areas, and Landlord and Landlord’s agents shall not enter such secure areas without a representative of Tenant or such Tenant Party present during such entry, except in an emergency.

ARTICLE 15.

DEFAULT

Section 15.1.        Each of the following events shall be an “Event of Default” hereunder:

(a)           if Tenant defaults in the payment when due of any installment of Fixed Rent or Additional Rent, and such default continues for a period of ten (10) days (in respect of Fixed Rent) and thirty (30) days (in respect of Additional Rent) after notice thereof from Landlord; or

(b)           if Tenant admits in writing its inability to pay its debts as they become due; or

(c)           if Tenant commences or institutes any case, proceeding or other action (i) seeking relief as a debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

(d)           if Tenant makes a general assignment for the benefit of creditors; or

(e)           if any case, proceeding or other action is commenced or instituted against Tenant (i) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which either (A) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect, or (B) remains undismissed for a period of ninety (90) days; or

(f)            if any case, proceeding or other action is commenced or instituted against Tenant seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or

(g)           if Tenant takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Sections 15.1(c), (d), (e) or (f); or

(h)           if a trustee, receiver or other custodian is appointed for any substantial part of the assets of Tenant, which appointment is not vacated or effectively stayed within seven (7) Business Days, or if any such vacating or stay does not thereafter remain in effect; or

(i)            if Tenant defaults in the observance or performance of any other term, covenant or condition of this Lease on Tenant’s part to be observed or performed and Tenant fails to remedy such default within thirty (30) days after notice by Landlord to Tenant of such default, or, if such default is of such a nature that it cannot be completely remedied within said period of sixty (60) days, if Tenant fails to commence to remedy such default within such thirty-day period, or fails thereafter to diligently prosecute to completion all steps necessary to remedy such default.

Section 15.2.        If an Event of Default occurs and is continuing, Landlord may at any time thereafter either (a) elect to proceed by appropriate judicial proceedings, either at law or in equity, to enforce the performance or observance by Tenant of the applicable provision or provisions of this Lease and/or to recover damages for Tenant’s breach thereof, or (b) give written notice to Tenant stating that this Lease and the Term shall expire and terminate on the date specified in such notice, which date shall not be less than twenty (20) Business Days after the giving of such notice.  If Landlord gives such notice of termination, this Lease and the Term and all rights of Tenant under this Lease shall expire and terminate as if the date set forth in such notice were the fixed Expiration Date and Tenant immediately shall quit and surrender the Premises, but Tenant shall remain liable as hereinafter provided.

ARTICLE 16.

REMEDIES AND DAMAGES

Section 16.1.        If an Event of Default shall occur, and this Lease and the Term shall expire and come to an end pursuant to either the termination thereof by Landlord or judicial proceeding as provided in Article 15:

(a)           Tenant shall quit and peacefully surrender the Premises to Landlord, and Landlord and its agents may immediately, or at any time after such Event of Default or after the date upon which this Lease and the Term shall expire and come to an end, re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding, or by legal force or other legal means (without being liable to indictment, prosecution or damages therefor), and may repossess the Premises and dispossess Tenant and any other Persons from the Premises and remove any and all of their property and effects from the Premises; and

(b)           Landlord shall use good faith efforts to relet all or any portion or portions of the Premises to such tenant or tenants, for such term or terms ending before, on or after the Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in its reasonable discretion, may determine; provided, however, that Landlord shall not be liable for any failure to relet all or any portion of the Premises, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise affect any such liability, and Landlord, at Landlord’s option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

Section 16.2.        If this Lease and the Term shall expire and come to an end as provided in Article 15, or by or under any summary proceeding or any other action or proceeding, or if Landlord shall re-enter the Premises as provided in Section 16.1, or by or under any summary proceeding or any other action or proceeding, then, in any of such events:

(a)           Tenant shall pay to Landlord all Fixed Rent and Additional Rent payable under this Lease by Tenant to Landlord to the date upon which this Lease and the Term shall have expired and come to an end or to the date of re-entry upon the Premises by Landlord, as the case may be;

(b)           Tenant also shall be liable for and shall pay to Landlord, as damages, any deficiency (the “Deficiency”) between (i) the Fixed Rent for the period which otherwise would have constituted the unexpired portion of the Term, (conclusively presuming the Additional Rent for each year thereof to be the same as was payable for the year immediately preceding such termination or re-entry), and (ii) the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of Section 16.1(b) for any part of such period (first deducting from the rents collected under any such reletting all of Landlord’s expenses in connection with the termination of this Lease, Landlord’s re-entry upon the Premises and with such reletting including all repossession costs, brokerage commissions, legal expenses, attorneys’ fees and disbursements, alteration costs and other expenses of preparing the Premises for such reletting).  Tenant shall pay the Deficiency in monthly installments on the days specified in this Lease for payment of installments of Fixed Rent, and Landlord shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise.  No suit to collect the amount of the Deficiency for any month shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding; and

(c)           whether or not Landlord shall have collected any Deficiency, Tenant shall pay to Landlord, in lieu of any further Deficiency, as and for liquidated and agreed final damages, a sum equal to (i) the amount by which Fixed Rent for the period which otherwise would have constituted the unexpired portion of the Term (conclusively presuming the Additional Rent for each year thereof to be the same as was payable for the year immediately preceding such termination or re-entry) exceeds (ii) the then fair and reasonable rental value of the Premises, including Additional Rent for the same period, both discounted to present value at the rate of four percent (4%) per annum, less (iii) the aggregate amount of the Deficiency previously collected by Landlord pursuant to the provisions of Section 16.1(b) for the same period.  If, before presentation of proof of such liquidated damages to any court, commission or tribunal, Landlord shall have relet the Premises or any part thereof for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of net rents reserved under the new lease for all or the part of the Premises so relet shall be deemed, prima facie, to be the fair and reasonable rental value for such part or all of the Premises so relet during the term of the reletting.

Section 16.3.        Upon the breach or threatened breach by Tenant, or any Persons claiming through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to enjoin such breach and to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach.  The rights to invoke the remedies set forth above are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

Section 16.4.        No receipt of monies by Landlord from Tenant after termination of this Lease, or after the giving of any notice of termination of this Lease, shall reinstate, continue or extend the Term or affect any notice theretofore given to Tenant, or operate as a waiver of the right of Landlord to enforce the payment of Rent payable by Tenant hereunder or thereafter falling due, or operate as a waiver of the right of Landlord to recover possession of the Premises by proper remedy, except as otherwise expressly provided herein, it being agreed that after the service of notice to terminate this Lease or the commencement of suit or summary proceedings, or after final order or judgment for the possession of the Premises, Landlord may demand, receive and collect any monies due or thereafter falling due without in any manner affecting such notice, proceeding, order, suit or judgment, all such monies collected being deemed payments on account of the use and occupation of the Premises or, at the election of Landlord, on account of Tenant’s liability hereunder.

Section 16.5.        Except as expressly provided to the contrary herein or as may be prohibited by applicable Laws, Tenant hereby expressly waives the service of any notice of intention to re-enter provided for in any statute, or of the institution of legal proceedings to that end which may otherwise be required to be given under applicable Laws.  Tenant, for and on behalf of itself and all Persons claiming by, through or under Tenant, including creditors of all kinds, hereby expressly waives any and all rights of redemption which it or any of them may have under applicable Laws or otherwise and any rights of re-entry or repossession or to restore the operation of this Lease in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge or in case of re-entry or repossession by Landlord or in case of any expiration or termination of this Lease, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease.  The terms “enter”, “reenter”, “entry” or “reentry”, as used in this Lease shall not be restricted to their technical, legal meanings.

ARTICLE 17.

FEES AND EXPENSES

Section 17.1.        If an Event of Default shall occur under this Lease, or if Tenant shall do or permit to be done any act or thing upon the Premises which would cause Landlord to be in default under any Mortgage or Superior Lease, or if Tenant shall fail to comply with its obligations under this Lease and the preservation of property or the safety of any Person is threatened thereby, Landlord may, after reasonable prior notice to Tenant except in an emergency, perform the same for the account of Tenant or make any expenditure or incur any obligation for the payment of money for the account of Tenant.  All amounts expended by Landlord in connection with the foregoing, including reasonable attorneys’ fees and disbursements in instituting, prosecuting or defending any action or proceeding or recovering possession, and the cost thereof, with interest thereon at the Default Rate, shall be deemed to be Additional Rent hereunder and shall be paid by Tenant to Landlord within ten (10) days of rendition of any bill or statement to Tenant therefor.

Section 17.2.        If Tenant shall fail to pay any installment of Fixed Rent and/or Additional Rent when due, Tenant shall pay to Landlord, in addition to such installment of Fixed Rent and/or Additional Rent, as the case may be, as a late charge and as Additional Rent, a sum equal to interest at the Default Rate on the amount unpaid, computed from the date such payment was due to and including the date of payment.

ARTICLE 18.

NO REPRESENTATIONS BY LANDLORD

Landlord and Landlord’s agents have made no warranties, representations, statements or promises with respect to (a) the rentable and usable areas of the Premises, (b) the amount of any current or future Impositions, (c) the compliance with applicable Laws of the Premises or the Improvements, or (d) the suitability of the Premises for any particular use or purpose.  No rights, easements or licenses are acquired by Tenant under this Lease, by implication or otherwise, except as expressly set forth herein.  This Lease (including any Exhibits referred to herein and all supplementary agreements provided for herein) contains the entire agreement between the parties with respect to the subject matter hereof, and all understandings and agreements previously made between Landlord and Tenant with respect thereto are hereby merged in this Lease, which alone fully and completely expresses their agreement with respect thereto.  Tenant is entering into this Lease after full investigation, and is not relying upon any statement or representation made by Landlord not embodied in this Lease.

ARTICLE 19.

END OF TERM

Section 19.1.        Upon the expiration or other termination of this Lease, Tenant shall quit and surrender to Landlord the Premises, vacant, broom clean, in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and Tenant shall remove all of Tenant’s Property from the Premises, and this obligation shall survive the expiration or sooner termination of the Term.  If the last day of the Term or any renewal thereof falls on Saturday or Sunday, this Lease shall expire on the Business Day immediately preceding such Saturday or Sunday.

Section 19.2.        Tenant acknowledges that Tenant or any Tenant Party remaining in possession of the Premises after the expiration or earlier termination of this Lease would create an unusual hardship for Landlord and for any prospective tenant.  Tenant therefore covenants that if for any reason Tenant or any Tenant Party shall fail to vacate and surrender possession of the Premises or any part thereof on or before the expiration or earlier termination of this Lease and the Term, then Tenant’s continued possession of the Premises shall be as a holdover tenant, during which time, without prejudice and in addition to any other rights and remedies Landlord may have under this Lease or at law, Tenant shall pay to Landlord for each month and for each portion of any month during which Tenant holds over, an amount equal to the greater of (a) two (2) times the Fixed Rent and Additional Rent payable under this Lease for the last full calendar month of the Term, or (b) two (2) times the fair market rental value of the Premises for such month (as determined by Landlord based upon the then most recent leases of space in the Improvements).  In addition, Tenant shall be liable to Landlord for (i) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”) in order to induce such New Tenant not to terminate its lease by reason of the holding-over by Tenant, and (ii) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding-over by Tenant.   The provisions of this Section 19.2 shall not in any way be deemed to (A) permit Tenant to remain in possession of the Premises after the Expiration Date or sooner termination of this Lease, or (B) imply any right of Tenant to use or occupy the Premises upon expiration or termination of this Lease and the Term, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of the Term shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Article 19.  Tenant’s obligations under this Article 19 shall survive the expiration or earlier termination of this Lease.

ARTICLE 20.

QUIET ENJOYMENT

Provided no Event of Default has occurred and is continuing, Tenant may peaceably and quietly enjoy the Premises without hindrance by Landlord or any Person lawfully claiming through or under Landlord, subject, nevertheless, to the terms and conditions of this Lease.

ARTICLE 21.

NO WAIVER; NON-LIABILITY

Section 21.1.        No act or thing done by Landlord or Landlord’s agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord.  No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the termination of this Lease.  The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises.  Any Improvements employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to property of Tenant or of others entrusted to employees of the Improvements, nor for the loss of or damage to any property of Tenant by theft or otherwise.

Section 21.2.        The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, shall not prevent a subsequent act, which would have originally constituted a violation, from having all of the force and effect of an original violation.  The receipt by Landlord of Fixed Rent and/or Additional Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach.  No provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver be in writing signed by Landlord.  No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Fixed Rent or any Additional Rent shall be deemed to be other than on account of the next installment of Fixed Rent or Additional Rent, as the case may be, or as Landlord may elect to apply same, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Fixed Rent or Additional Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Fixed Rent or Additional Rent or pursue any other remedy in this Lease provided.  Any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Lease in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.  All references in this Lease to the consent or approval of Landlord shall be deemed to mean the written consent or approval of Landlord and no consent or approval of Landlord shall be effective for any purpose unless such consent or approval is set forth in a written instrument executed by Landlord.

Section 21.3.        Neither Landlord nor its agents shall be liable for any injury or damage to persons or property or interruption of Tenant’s business resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow or leaks from any part of the Improvements, or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature; nor shall Landlord or its agents be liable for any such damage caused by construction of any private, public or quasi-public work; nor shall Landlord be liable for any latent defect in the Improvements.  Nothing in the foregoing shall affect any right of Landlord to the indemnity from Tenant to which Landlord may be entitled under Article 26.

ARTICLE 22.

WAIVER OF TRIAL BY JURY

THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER (EXCEPT FOR PERSONAL INJURY OR PROPERTY DAMAGE) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR FOR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE, EMERGENCY OR OTHERWISE.  IF LANDLORD COMMENCES ANY SUMMARY PROCEEDING AGAINST TENANT, TENANT WILL NOT INTERPOSE ANY COUNTERCLAIM OF WHATEVER NATURE OR DESCRIPTION IN ANY SUCH PROCEEDING (UNLESS FAILURE TO IMPOSE SUCH COUNTERCLAIM WOULD PRECLUDE TENANT FROM ASSERTING IN A SEPARATE ACTION THE CLAIM WHICH IS THE SUBJECT OF SUCH COUNTERCLAIM), AND WILL NOT SEEK TO CONSOLIDATE SUCH PROCEEDING WITH ANY OTHER ACTION WHICH MAY HAVE BEEN OR WILL BE BROUGHT IN ANY OTHER COURT BY TENANT.

ARTICLE 23.

INABILITY TO PERFORM

Notwithstanding anything in this Lease to the contrary, if Landlord or Tenant shall be delayed or hindered in, or prevented from the performance of, any act required under this Lease (other than the payment of Rent by Tenant) by reason of strike, lockout, civil commotion, warlike operation, invasion, rebellion, hostilities, military or usurped power, sabotage, terrorism or terrorist acts, government regulations or controls, through floods, other natural disasters, or acts of God, or for any other cause beyond the reasonable control of the party who is seeking additional time for the performance of such act (“Unavoidable Delays”), then, unless the terms of this Lease shall expressly provide that the provisions of this Article 23 shall be inapplicable, performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a reasonable period, in no event to exceed a period equivalent to the period of such delay.

ARTICLE 24.

BILLS AND NOTICES

Section 24.1.        Except as otherwise expressly provided in this Lease, all notices, bills, statements, consents, approvals, demands, requests or other communications given or required to be given under this Lease shall be in writing and shall be delivered by hand (provided a signed receipt is obtained) or sent by a nationally recognized overnight courier service or by registered or certified mail (return receipt requested) and addressed:

(a)           if to Landlord, care of Landlord Agent at BlueLinx Holdings, Inc., 4300 Wildwood Parkway, Atlanta, Georgia, 30339, Attention: Gary Cummings; or

(b)           if to Tenant, at 4100 Wildwood Parkway, Atlanta, Georgia, 30339, Attention:  General Counsel.

Any such notice given as provided in this Article 24 shall be deemed to have been rendered or given (i) on the date when it shall have been hand delivered, (ii) three (3) Business Days from the date when it shall have been mailed, or (iii) one (1) Business Day from the date when it shall have been sent by overnight courier service.

Section 24.2.        Any bills, statements, consents, approvals, demands, requests or other communications, other than notices given pursuant to Section 24.1, shall be in writing and may be given by regular mail, by facsimile transmission (subject to telephone confirmation of receipt by the recipient), or by any other manner reasonably calculated to achieve actual delivery to the intended recipient in a timely manner, and shall be deemed given when received by the recipient.

ARTICLE 25.

BROKER

Section 25.1.        Each of Landlord and Tenant represents and warrants to the other that it has not dealt with any broker in connection with this Lease, and that to the best of its knowledge and belief, no other broker, finder or similar Person procured or negotiated this Lease or is entitled to any fee or commission in connection herewith.

Section 25.2.        Each of Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Lease, or the above representation being false.  The provisions of this Article 25 shall survive the expiration or earlier termination of the Term.

ARTICLE 26.

INDEMNITY

Section 26.1.        Subject to the provisions of Section 9.4, Tenant shall indemnify, defend and hold harmless Landlord and all Landlord Parties from and against any and all Losses incurred by or asserted against any of such parties arising from or in connection with (i) any negligence or tortious conduct of Tenant or any Tenant Party, and (ii) any accident, injury or damage whatsoever caused to any person or the property of any person occurring during the Term in, at or upon the Premises, together with all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including all reasonable attorneys’ fees and expenses, except, in each case, to the extent that any such claim results from the acts or omissions of Landlord or any other Landlord Party.

Section 26.2.        Subject to the provisions of Section 9.5, Landlord shall indemnify, defend and hold harmless Tenant and all Tenant Parties from and against any and all Losses incurred by or asserted against any of such parties arising from or in connection with any negligent or tortious conduct of Landlord or any Landlord Party in, at or upon the Premises, together with all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including all reasonable attorneys’ fees and expenses, except, in each case, to the extent that any such claim results from the acts or omissions of Tenant or any Tenant Party.

Section 26.3.        (a)  If any claim that is within the scope of any indemnity set forth in this Lease is asserted against any indemnified party, then the indemnified party shall give prompt notice (each, an “Indemnified Party Notice”) thereof to the indemnifying party (i.e., within a time period so as not to prejudice the indemnifying party’s or its insurer’s ability to defend effectively any action or proceeding brought on such claim) and the indemnifying party shall have the right and obligation to defend and control the defense of any action or proceeding brought on such claim with counsel chosen by the indemnifying party subject to the approval of the indemnified party (such approval not to be unreasonably withheld) or by the indemnifying party’s insurance company.  If the indemnified party fails promptly to give such notice or if the indemnified party shall not afford the indemnifying party the right to defend and control the defense of any such action or proceeding then, in either of such events, the indemnifying party shall have no obligation under the applicable indemnity set forth in this Lease with respect to such action or proceeding or other actions or proceedings involving the same or related facts.  If the indemnifying party shall defend any such action or proceeding, then

(i)            the indemnified party shall cooperate with the indemnifying party (or its insurer) in the defense of any such action or proceeding in such manner as the indemnifying party (or its insurer) may from time to time reasonably request and the indemnifying party shall not be liable for the costs of any separate counsel employed by the indemnified party;

(ii)           the indemnifying party shall not be liable for any settlement made without the indemnifying party’s consent;

(iii)          if such action or proceeding can be settled by the payment of money and without the need to admit liability on the indemnified party’s part, then the indemnifying party shall have the right to settle such action or proceeding without the indemnified party’s consent and the indemnifying party shall have no obligation under the applicable indemnity set forth in this Lease with respect to such action or proceeding or other actions or proceedings involving the same or related facts if the indemnified party refuses to agree to such a settlement; and

(iv)          if such action or proceeding cannot be settled merely by the payment of money and without the need to admit liability on the indemnified party’s part, then the indemnifying party shall not settle such action or proceeding without the indemnified party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) and if the indemnified party unreasonably withholds, conditions or delays its consent to any such settlement, then the indemnifying party shall have no obligation under the applicable indemnity set forth in this Lease with respect to such action or proceeding or other actions or proceedings involving the same or related facts.

(b)           If an indemnifying party shall, in good faith, believe that a claim set forth in an Indemnified Party Notice is not within the scope of the indemnifying party’s indemnity set forth in this Lease then, pending determination of that question, the indemnifying party shall not be deemed to be in default under this Lease by reason of its failure or refusal to indemnify and hold harmless any indemnified party therefrom or to pay such costs, expenses and liabilities, but if it shall be finally determined by a court of competent jurisdiction or that such claim was within the scope of such indemnifying party’s indemnity set forth in this Lease then such indemnifying party shall be liable for any judgment or reasonable settlement or any reasonable legal fees incurred by the party entitled to indemnity hereunder.  The provisions of this Article 26 shall survive the expiration or earlier termination of this Lease.

ARTICLE 27.

ENVIRONMENTAL MATTERS; HAZARDOUS MATERIALS

Section 27.1.        Tenant hereby agrees and covenants with Landlord as follows:

(a)           Tenant shall be and remain, and shall cause the Premises to be and remain, in compliance, in all material respects, with all Environmental Laws;

(b)           Tenant shall obtain and maintain, and shall be and remain in material compliance with all necessary Permits required under Environmental Laws in order to operate the Premises for the Permitted Uses;

(c)           Tenant shall promptly notify Landlord of any Release of Hazardous Materials at any Premises that exceed a reportable quantity under applicable Environmental Laws, any material violations of Environmental Laws, or any Environmental Claims which have been asserted in writing against Tenant or the Premises. In the event of a

Release which occurs after the commencement of  the Lease, Tenant shall take Remediation Actions that are required under Environmental Laws to address the Release.

(d)           Tenant shall furnish Landlord copies of all material environmental reports, studies, investigations or correspondence regarding any environmental liabilities Premises that are in either Tenant’s possession or under its reasonable control.

(e)           Tenant will not use the Premises, nor will Tenant permit the Premises to be used, for the purpose of refining, producing, storing, handling, transferring, processing, transporting, generating, manufacturing, treating or disposing of any Hazardous Materials except in quantities customarily used for the Tenant’s operations and in compliance with Environmental Laws.

(f)            Tenant shall promptly notify Landlord of any Environmental Lien that is filed against or threatened to be filed against the Premises In the event that an Environmental Lien is filed against the Premises or any portion thereof, Tenant shall within thirty (30) days from the date that Tenant is given notice that said Environmental Lien has been placed against the Premises or within such shorter period of time in the event that any Governmental Authority has commenced steps to cause the Premises or any portion thereof to be sold pursuant to said Environmental Lien, Tenant shall either (i) pay the claim and remove the lien from the Premises or any portion thereof  or (ii)  institute at Tenant’s at its cost and expense, and acting in good faith, an appropriate legal proceeding to contest, object or appeal the validity of any Environmental Lien. If Tenant does contest the validity of the Environmental Lien, Tenant shall deliver to Landlord either (x) a bond in an amount and with a surety satisfactory to Lessor, (y) a cash deposit in the amount of the lien plus any interest that may accrue thereon, or (z) other security satisfactory to Lessor in an amount sufficient to satisfy or discharge the claim out of which the Environmental Lien arises. The contest, objection or appeal with respect to the validity of an Environmental Lien shall suspend the Tenant’s obligation to eliminate such Environmental Lien under this paragraph pending a final determination by appropriate administrative or judicial authority of the legality, enforceability or status of such Environmental Lien.

Section 27.2.        Tenant agrees to defend, indemnify and hold harmless Landlord from and against any and all Environmental Liabilities which may be imposed on, incurred by or asserted against Landlord in connection with or arising out of any (i) Releases or threatened Releases at the Premises which occur after the commencement of this Lease.; (ii) any violations of Environmental Laws involving the Premises; (iii) personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials used, handled generated, Released or disposed at the Premises; and (iv) any breach of any warranty or representation, or covenant made by Tenant regarding environmental matters.

ARTICLE 28.

SUBSTITUTION OF PREMISES

Section 28.1.        Landlord shall have the right (subject to the compliance and satisfaction of any term and provision regarding substitution set forth in a Mortgage) at any time during the Term, upon giving Tenant not less than ninety (90) days prior written notice (a “Relocation Notice”), to substitute up to seven (7) individual Premises originally demised under this Lease (each, a “Withdrawn Premises”) in any Lease Year with substitute premises designated by Landlord (each, a “Substitute Premises”), and to remove Tenant from such Withdrawn Premises and place Tenant in such Substitute Premises, at Landlord’s expense, provided that each Substitute Premises shall be satisfactory to Tenant in its sole judgment (not to be exercised in a commercially unreasonable manner) with respect to such Substitute Premises’ sufficiency to enable Tenant to continue to operate its business in the same manner and without any material interruption.  Without limiting the foregoing, each Substitute Premises shall be substantially similar to the Withdrawn Premises in respect of its location, rentable square foot area, general utility for the Permitted Uses, and adequacy of parking and access (including access by motor vehicle and rail), all as determined by Tenant in its sole judgment (not to be exercised in a commercially unreasonable manner).  If Landlord moves Tenant to any one or more Substitute Premises, this Lease and each of its terms, covenants and conditions shall remain in full force and effect and shall be deemed applicable to such Substitute Premises, and such Substitute Premises shall thereafter be deemed to be the Premises as though Landlord and Tenant had entered into an express written amendment of this Lease with respect thereto.  Notwithstanding the foregoing provisions of this Article 28, in the event that the Impositions payable by Tenant with respect to a Substitute Premises shall exceed the Impositions paid by Tenant with respect to the related Withdrawn Premises, such excess shall not be a basis for such Substitute Premises to be or be deemed unsatisfactory to Tenant, and Tenant shall be solely responsible for (and Landlord shall have no obligation to reimburse Tenant for) the amount by which such Impositions exceed the Impositions paid by Tenant with respect to the Withdrawn Premises.

ARTICLE 29.

ADDITIONAL RIGHTS OF LANDLORD AND TENANT

Section 29.1.        No right or remedy conferred upon or reserved to Landlord or Tenant in this Lease or elsewhere is intended to be exclusive of any other right or remedy; and each and every right and remedy shall be cumulative with and in addition to any other right or remedy contained in this Lease.  No delay or failure by Landlord or Tenant to enforce its rights under this Lease shall be construed as a waiver, modification or relinquishment thereof.  In addition to the other remedies provided in this Lease, Landlord and Tenant shall be entitled, to the extent permitted by applicable Laws, to injunctive relief in case of the violation or attempted or threatened violation of any of the provisions of this Lease, or to specific performance of any of the provisions of this Lease.

Section 29.2.        Notwithstanding anything to the contrary contained in this Lease, Landlord hereby waives any and all right to distrain or levy upon Tenant’s Property and any landlord’s or similar lien it may hold or be entitled to, whether statutory, constitutional, contractual or otherwise, against Tenant’s Property, and any other inventory, equipment or other personal property owned or leased by Tenant or any permitted subtenant or other permitted occupant of the Premises, now or hereafter located at the Premises.  Landlord agrees upon the written request of Tenant to execute and deliver to Tenant within thirty (30) days after such request a waiver of any landlord’s or similar lien for the benefit of any present or future holder of a security interest in Tenant’s Property.  Landlord hereby acknowledges the security interests in the Tenant’s Property created pursuant to Tenant’s Credit Facility.  In the event Tenant or any other Entity removes any of Tenant’s Property, Tenant shall continue to pay all Fixed Rent and Additional Rent, and any and all other amounts due under the Lease, and shall otherwise continue to comply with the terms of this Lease, and any and all damages caused by such removal of Tenant’s Property shall be repaired, at Tenant’s expense, so as to be in the condition required under the terms of hereof and otherwise to the reasonable satisfaction of Landlord.

ARTICLE 30.

FINANCIAL REPORTING

During the Term of this Lease, Tenant shall (a) keep books and records reflecting its financial condition, including the operation of the Premises, in accordance with generally accepted accounting principals; (b) furnish to Landlord within thirty (30) days (or forty-five (45) days if the fiscal month-end is also the end of the fiscal quarter) after the end of each fiscal month of Tenant, monthly unaudited consolidated financial statements, and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Tenant as of the end of and through such fiscal month; (c) furnish to Landlord within ninety (90) days after the date hereof for Tenant’s fiscal year 2004 and within ninety (90) days after the end of such fiscal year for each fiscal year thereafter, audited consolidated financial statements of Tenant (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Tenant as of the end of and for such fiscal year (which financial statements identified in clause (b) and in this clause (c) shall be the same financial statements required to be provided by Tenant pursuant to the Working Capital Facility); and (d) promptly furnish to the Landlord, at the sole cost and expense of Tenant, all such other reasonable information regarding the business and financial condition of Tenant as the Landlord may from time to time reasonably request.

ARTICLE 31.

RELATIONSHIP AMONG THE LANDLORDS

Section 31.1.        Each Landlord hereby irrevocably appoints Landlord Agent as the sole representative of Landlord (individually and collectively) to act as agent for and otherwise on behalf of Landlord regarding any matter arising under or in connection with this Lease, including for the purposes of: (i) accepting notices on behalf of Landlord in accordance with Article 24; (ii) executing and delivering, on behalf of Landlord, any and all notices, documents or certificates to be executed and/or delivered by Landlord in connection with this Lease and the transactions contemplated hereby; (iii) granting any consent or approval on behalf of Landlord under this Lease; and (iv) taking any and all actions and doing any and all other things provided in, contemplated by or related to this Lease or the actions contemplated by this Lease to be performed on behalf of Landlord.  As the representative of Landlord, Landlord Agent shall act as agent for Landlord (individually and collectively), shall have authority to bind each such person in accordance with this Lease and the transactions contemplated hereby, and Landlord Agent and Tenant may rely on such appointment and authority until (and no change of Landlord Agent shall be effective until) the receipt of by Landlord Agent and Tenant of two (2) business days’ prior written notice of the appointment of a successor to Landlord Agent in its capacity as such.

Section 31.2.        Each Landlord hereby appoints Landlord Agent as such Landlord’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, in such Landlord’s name, place and stead, in any and all capacities, in connection with the transactions contemplated by this Lease, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to carry out Landlords’ obligations hereunder.

Section 31.3.        Landlord Agent shall have no liability to Tenant or to any Landlord for any default under this Lease by any Landlord.  Except for fraud or willful misconduct on its part, Landlord Agent shall have no liability to any Landlord under this Lease for any action or omission by Landlord Agent on behalf of the other parties comprising Landlord.

ARTICLE 32.

MISCELLANEOUS

Section 32.1.        (a)  The obligations of Landlord under this Lease shall not be binding upon Landlord named herein after the sale, conveyance, assignment or transfer by such Landlord (or upon any subsequent landlord after the sale, conveyance, assignment or transfer by such subsequent landlord) of its interest in the Land or the Improvements, as the case may be, and in the event of any such sale, conveyance, assignment or transfer, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder, and the transferee of Landlord’s interest in the Land or the Improvements, as the case may be, shall be deemed to have assumed all obligations under this Lease.  Prior to any such sale, conveyance, assignment or transfer, the liability of Landlord for Landlord’s obligations under this Lease shall be limited to Landlord’s interest in the Premises and Tenant shall not look to any other property or assets of Landlord or the property or assets of any of the Exculpated Parties (defined below) in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations.

(b)           Notwithstanding anything set forth in this Lease to the contrary, Tenant shall look solely to Landlord to enforce Landlord’s obligations hereunder and no partner, shareholder, director, officer, principal, employee or agent, directly or indirectly, of Landlord (collectively, the “Exculpated Parties”) shall be personally liable for the performance of Landlord’s obligations under this Lease.  Tenant shall not seek any damages against any of the Exculpated Parties.

Section 32.2.        Wherever in this Lease Landlord’s consent or approval is required, if Landlord shall refuse such consent or approval, Tenant in no event shall be entitled to make, nor shall Tenant make, any claim, and Tenant hereby waives any claim, for money damages (nor shall Tenant claim any money damages by way of set-off, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord unreasonably withheld or unreasonably delayed its consent or approval.  Tenant’s sole remedy shall be an action or proceeding to enforce any such provision, for specific performance, injunction or declaratory judgment.

Section 32.3.        (a)  This Lease contains all the promises, agreements, conditions, inducements and understandings between Landlord and Tenant relative to the Premises and there are no promises, agreements, conditions, understandings, inducements, warranties or representations, oral or written, expressed or implied, between them other than as herein set forth.  This Lease may not be changed, modified, terminated or discharged, in whole or in part, except by a writing, executed by the party against whom enforcement of the change, modification, termination or discharge is to be sought.

(b)           This Lease shall be governed in all respects by the laws of the State of New York applicable to agreements executed in and to be performed wholly within the State, except to the extent necessary or required that the law of the State where any Premises is located apply to the enforcement of the terms and provisions hereof.

(c)           If any term, covenant, condition or provision of this Lease, or the application thereof to any person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such term, covenant, condition or provision to any other person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each term, covenant, condition and provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

(d)           If at the commencement of, or at any time or times during the Term, the Fixed Rent and Additional Rent reserved in this Lease shall not be fully collectible by reason of any Law, Tenant shall enter into such agreements and take such other steps (without additional expense to Tenant) as Landlord may request and as may be legally permissible to permit Landlord to collect the maximum rents which may from time to time during the continuance of such legal rent restriction be legally permissible (and not in excess of the amounts reserved therefor under this Lease).  Upon the termination of such legal rent restriction prior to the expiration of the Term, (i) Fixed Rent and Additional Rent shall become and thereafter be payable hereunder in accordance with the amounts reserved in this Lease for the periods following such termination, and (ii) Tenant shall pay to Landlord, if legally permissible, an amount equal to (A) the items of Fixed Rent and Additional Rent which would have been paid pursuant to this Lease but for such legal rent restriction less (B) the rents paid by Tenant to Landlord during the period or periods such legal rent restriction was in effect.

(e)           The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors, and, except as otherwise provided in this Lease, their assigns.

Section 32.4.        Except as expressly provided to the contrary in this Lease, Tenant agrees that all disputes arising, directly or indirectly, out of or relating to this Lease, and all actions to enforce this Lease, shall be dealt with and adjudicated in the state courts of New York or the Federal courts sitting in New York City; and for that purpose hereby expressly and irrevocably submits itself to the jurisdiction of such courts.  Tenant hereby irrevocably appoints the Secretary of the State of New York as its authorized agent upon which process may be served in any such action or proceeding.

Section 32.5.        Tenant hereby irrevocably waives, with respect to itself and its property, any diplomatic or sovereign immunity of any kind or nature, and any immunity from the jurisdiction of any court or from any legal process, to which Tenant may be entitled, and agrees not to assert any claims of any such immunities in any action brought by Landlord under or in connection with this Lease.  Tenant acknowledges that the making of such waivers, and Landlord’s reliance on the enforceability thereof, is a material inducement to Landlord to enter into this Lease.

Section 32.6.        The intention of the parties being to conform strictly to the applicable usury laws, whenever any provision herein provides for payment by Tenant to Landlord of interest at a rate in excess of the legal rate permitted to be charged, such rate herein provided to be paid shall be deemed reduced to such legal rate.

Section 32.7.        Nothing contained in this Lease shall be deemed to create a partnership or joint venture between Landlord and Tenant.  Landlord and Tenant’s relationship in this Lease shall be deemed to be one of landlord and tenant only.

Section 32.8.        This Lease may be executed in duplicate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

[No Further Text on this Page; Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this Lease as of the day and year first above written.

ABP AL (MIDFIELD) LLC,
Landlord Agent

By:	/s/ David J. Morris
Name: David J. Morris
Title: Vice President

BLUELINX CORPORATION, Tenant

By:	/s/ David J. Morris
Name: David J. Morris
Title: Vice President

[No Further Text on this Page; Further Signature Pages Follow]

LANDLORD

ABP AL (MIDFIELD) LLC	ABP AR (LITTLE ROCK) LLC
ABP CA (CITY OF INDUSTRY) LLC	ABP CA (NATIONAL CITY) LLC
ABP CA (NEWARK) LLC	ABP CA (NORTH HIGHLANDS) LLC
ABP CA (RIVERSIDE) LLC	ABP CO I (DENVER) LLC
ABP CO II (DENVER) LLC	ABP CT (NEWTON) LLC
ABP FL (LAKE CITY) LLC	ABP FL (MIAMI) LLC
ABP FL (PENSACOLA) LLC	ABP FL (TAMPA) LLC
ABP FL (YULEE) LLC	ABP GA (LAWRENCEVILLE) LLC
ABP IA (DES MOINES) LLC	ABP IL (UNIVERSITY PARK) LLC
ABP IN (ELKHART) LLC	ABP KY (INDEPENDENCE) LLC
ABP LA (BATON ROUGE) LLC	ABP LA (NEW ORLEANS) LLC
ABP LA (SHREVEPORT) LLC	ABP MA (BELLINGHAM) LLC
ABP MD (BALTIMORE) LLC	ABP ME (PORTLAND) LLC
ABP MI (DETROIT) LLC	ABP MI (GRAND RAPIDS) LLC
ABP MN (EAGAN) LLC	ABP MN (MAPLE GROVE) LLC
ABP MO (BRIDGETON) LLC	ABP MO (KANSAS CITY) LLC
ABP MO (SPRINGFIELD) LLC	ABP MS (PEARL) LLC
ABP NC (BUTNER) LLC	ABP NC (CHARLOTTE) LLC
ABP ND (NORTH FARGO) LLC	ABP NJ (DENVILLE) LLC
ABP NM (ALBUQUERQUE) LLC	ABP NY (YAPHANK) LLC
ABP OH (TALMADGE) LLC	ABP OK (TULSA) LLC
ABP OR (BEAVERTON) LLC	ABP PA (ALLENTOWN) LLC
ABP PA (STANTON) LLC	ABP SC (CHARLESTON) LLC
ABP SD (SIOUX FALLS) LLC	ABP TN (ERWIN) LLC
ABP TN (MEMPHIS) LLC	ABP TN (NASHVILLE) LLC
ABP TX (EL PASO) LLC	ABP TX (FORT WORTH) LLC
ABP TX (HARLINGEN) LLC	ABP TX (HOUSTON) LLC
ABP TX (LUBBOCK) LLC	ABP TX (SAN ANTONIO) LLC
ABP VA (RICHMOND) LLC	ABP VA (VIRGINIA BEACH) LLC
ABP VT (SHELBURNE) LLC	ABP WA (WOODINVILLE) LLC
ABP WI (WAUSAU) LLC

By:	/s/ David Morris
	Name:	David Morris
	Title:	Vice President